Exhibit 32.2

     Pursuant to 18 USC §1350, the undersigned officer of The St. Joe Company (the “Company”) hereby certifies that the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2003 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Kevin M. Twomey

Kevin M. Twomey
Chief Financial Officer

Dated:  November 12, 2003

     The foregoing certificate is being furnished solely pursuant to 18 USC §1350 and is not being filed as part of the Report or as a separate disclosure document.

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